Exhibit 99.1

Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

Press Release	Investor Relations Contact:
Rod Cooper (831.439.2371)
rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES OFFERING OF $430 MILLION

OF SENIOR SECURED SECOND-PRIORITY NOTES

SCOTTS VALLEY, CA – April 13, 2009 – Seagate Technology (NASDAQ: STX) today announced that it intends, subject to market and other conditions, to offer $430 million aggregate principal amount of senior secured second-priority notes due 2014 (the “Notes”) in a private placement. The Notes are expected to be issued by Seagate Technology International, an indirect wholly-owned subsidiary of Seagate Technology, and guaranteed by Seagate Technology, Seagate Technology HDD Holdings and all of Seagate Technology’s subsidiaries that guarantee its senior secured credit facility, on a full and unconditional basis and secured by a second-priority lien on the assets that secure the senior secured credit facility.

Seagate intends to use the net proceeds from the offering for general corporate purposes, including the repayment or repurchase of all or some of its $300 million aggregate principal amount of floating rate senior notes due October 1, 2009 and other indebtedness.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Seagate Technology Announces Offering of $430 Million of Senior Secured Second-Priority Notes

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the proposed offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements are based on information available to Seagate as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the impact of conditions in the credit markets generally and, in particular, for companies in the markets in which Seagate operates, and uncertainty in global economic conditions, which pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in Seagate’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2009 and Seagate’s Annual Report on Form 10-K as filed with the SEC on August 13, 2008. These forward-looking statements should not be relied upon as representing Seagate’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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